Exhibit 99.1

For Immediate Release:	Contact:	Douglas R. Jamieson President & CEO (203) 629-2726 Associated-Capital-Group.com

ASSOCIATED CAPITAL GROUP, INC. Announces Changes to Management Team

Rye, New York, November 10, 2016 – Associated Capital Group, Inc. (AC:NYSE) (“AC” or “the Company”) announces management and organizational changes to further implement its strategic growth plans.

Effective immediately, Douglas Jamieson has been named the President and Chief Executive Officer of the Company.    Mr. Jamieson, a 35 year veteran of the Gabelli organization, will succeed Marc Gabelli and Mario Gabelli as President and Chief Executive Officer, respectively.  Mario Gabelli will now serve as Executive Chairman of the Company.   Marc Gabelli continues his role as a group portfolio manager and an executive of GGCP, Inc., the parent of the Company, roles that he has held since 1994.

Agnes Mullady has been named Executive Vice President and will oversee the Company’s UCITs offerings.   Agnes initially joined Gabelli Funds in 2005 and is President and COO of the Gabelli Funds Division.  She will remain as Senior Vice President of GAMCO Investors, Inc. (GBL: NYSE) (“GBL” or “GAMCO Investors”).

“The prospects for Associated Capital Group remain strong.  We are well positioned to grow value in the face of an uncertain environment.” Mr. Jamieson said.  “I am privileged to take on this opportunity to serve AC shareholders.  I thank Marc for serving as President during this important formation stage following the successful spin-off from GAMCO Investors.”

 “We are delighted that Doug will continue the growth plans of the Company for the years ahead.  His depth of experience brings enormous benefits to AC shareholders,” Marc Gabelli commented.   “The Company will continue to improve the alignment of operations to grow shareholder value, while further reducing the Company’s economic exposure to GAMCO Investors,” Marc Gabelli added.

In connection with the change, Douglas Jamieson will no longer serve as President and COO of GAMCO Investors, a role he has held since 2004.  He will continue as the President and COO of GAMCO Asset Management, GAMCO’s institutional and private wealth management business.  Mr. Jamieson and Ms. Mullady will report to Mario Gabelli in his role as Chairman and CEO of GBL and Executive Chairman of AC.

The Company will also reorganize its operating entities to segregate the investment advisory business from the institutional research services business. A new subsidiary to the company, Institutional Services Holdings, LLC will become the parent company to G.research, LLC, our registered broker-dealer. Gabelli Securities, Inc. is being renamed Gabelli & Company Investment Advisers Inc. and will continue to act as our registered investment adviser, but will no longer be the parent company of G.research, LLC.

About Associated Capital Group, Inc.

Associated Capital Group operates as diversified financial services and investment management business with three core pillars of operations; a principal strategies group which invests the firms proprietary capital in new and existing businesses; An asset management business that emphasizes event driven value and merger arbitrage oriented alternative investment portfolios for institutions and high net worth investors; and institutional research services business, publishing research as Gabelli & Company, and was founded in 1976.

About GAMCO Investors, Inc.

GAMCO Investors, Inc., through its subsidiaries, manages private advisory accounts (GAMCO Asset Management Inc.), mutual funds and closed-end funds (Gabelli Funds, LLC).  As of September 30, 2016, GAMCO had $39.6 billion in assets under management.